EXHIBIT 99.1

LDR HOLDING APPOINTS ALAN MILINAZZO TO BOARD OF DIRECTORS

Mr. Milinazzo Brings Over 25 years of Experience in the Life Science Sector
AUSTIN, Texas, July 9, 2015 (GLOBE NEWSWIRE) -- LDR Holding Corporation (Nasdaq:LDRH), a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders, announced today that it has appointed Alan Milinazzo to its board of directors as a Class I director, effective immediately. Mr. Milinazzo will also serve on the Board’s Compensation Committee. The appointment expands LDR Holding’s Board to 6 directors, and its Compensation Committee to 4.
“We are extremely pleased to have Alan join our Board,” said Christophe Lavigne, Chairman of the Board, President, and CEO of LDR Holding. “With more than 25 years of leadership experience in the life science industry, as both an executive and board member, I am confident that his contributions will be significant and valuable as we pursue global market opportunities for our portfolio of exclusive technology products.”
Mr. Milinazzo serves as President, Chief Executive Officer and a director of InspireMD, a medical device company focusing on the development and commercialization of its proprietary stent system technology. He also serves on the Boards of Flexion Therapeutics, Inc., a specialty orthopedic pharmaceutical company, CAS Medical Systems Inc., a medical technology company that develops and sells devices for non-invasive patient monitoring and the Musculoskeletal Transplant Foundation (MTF), the world’s leading tissue bank.
Previously, Mr. Milinazzo served as President and Chief Executive Officer of Orthofix International N.V., a global orthopedic and spine company, as well as the General Manager of Medtronic, Inc.’s coronary and peripheral vascular businesses. Mr. Milinazzo also spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe. Mr. Milinazzo has over 25 years of experience in management and marketing, including positions with Aspect Medical Systems and American Hospital Supply.
About LDR Holding Corporation
LDR Holding Corporation is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. LDR's primary products are based on its exclusive Mobi® non-fusion and VerteBRIDGE® fusion technology platforms and are designed for applications in the cervical and lumbar spine. These technologies are designed to enable products that are less invasive, provide greater intra-operative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. In August 2013, LDR received approval from the U.S. Food and Drug Administration (FDA) for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease. For more information regarding LDR Holding and the Mobi-C Cervical Disc, visit www.ldr.com or www.cervicaldisc.com.
Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of LDR and members of its management team with respect to LDR's future business operations as well as the assumptions upon which such statements are based. Factors that could cause actual results to differ materially from those contemplated within this press release can also be found in LDR's Risk Factors disclosure in its Annual Report on Form 10-K, filed on February 20, 2015, and in LDR's other filings with the SEC. LDR disclaims any responsibility to update any forward-looking statements.
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(646) 747-7161
Source: LDR Holding Corporation